CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-205640 on Form N-2 of our report dated December 16, 2015, relating to the financial statements and financial highlights of Calamos Convertible and High Income Fund, appearing in the Statement of Additional Information, and to the references to us under the headings “Market and Net Asset Value Information” and “Experts” in the Prospectus Supplement, “Financial Highlights” and “Experts” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 15, 2016